As filed with the Securities and Exchange Commission on December 24, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STORE CAPITAL CORPORATION

(Exact name of Registrant as specified in its charter)

Maryland	45-2280254
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

8501 East Princess Drive, Suite 190

Scottsdale, Arizona 85255

(Address of principal executive offices, including zip code)

STORE Capital Corporation 2012 Long-Term Incentive Plan
STORE Capital Corporation 2015 Omnibus Equity Incentive Plan

(Full title of the plans)

Christopher H. Volk
President and Chief Executive Officer
STORE Capital Corporation
8501 East Princess Drive, Suite 190
Scottsdale, Arizona 85255
(480) 256-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Paul E. Belitz
Brian V. Caid
Kutak Rock LLP

1801 California Street, Suite 3000
Denver, Colorado 80202
Phone: (303) 297-2400
Facsimile: (303) 292-7799

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.01 per share issuable pursuant to:
2012 Long-Term Incentive Plan	411,145
2015 Omnibus Equity Incentive Plan	6,903,076
TOTAL:	7,314,221	$21.21	$155,134,627.41	$18,026.64

(1)              Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)              Estimated solely for the purpose of calculating the registration fee.  Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of the Registrant’s common stock reported on the New York Stock Exchange on December 22, 2014.

EXPLANATORY NOTE

STORE Capital Corporation, a Maryland corporation (the “Registrant”), has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, (the “Securities Act”), to register a total of 7,314,221 shares of its common stock, par value $0.01 per share, which is referred to as the common stock, reserved for issuance in respect of awards to be granted, under the STORE Capital 2012 Long-Term Incentive Plan (411,145 shares of common stock) and the STORE Capital Corporation 2015 Omnibus Equity Incentive Plan (6,903,076 shares of common stock).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                    Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the STORE Capital 2012 Long-Term Incentive Plan and the STORE Capital Corporation 2015 Omnibus Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                    Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus.  Requests should be directed to STORE Capital Corporation, 8501 East Princess Drive, Suite 190 Scottsdale, Arizona 85255, Attention: Michael T. Bennett, Telephone number (480) 256-1108.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

1.               The Registrant’s Registration Statement on Form S-11 (Registration No. 333- 198486) filed with the Commission on August 29, 2014, as amended on each of September 23, 2014, October 29, 2014, November 5, 2014 and November 13, 2014;

2.               The Registrant’s Current Report on Form 8-K dated November 18, 2014 and filed with the Commission on November 21, 2014 (Commission File No. 001-36739);

3.               The Registrant’s Current Report on Form 8-K dated November 20, 2014 and filed with the Commission on November 26, 2014 (Commission File No. 001-36739);

4.               The Registrant’s Current Report on Form 8-K dated December 15, 2014 and filed with the Commission on December 16, 2014 (Commission File No. 001-36739); and

5.               The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, on November 12, 2014, and any amendment or report filed for the purpose of updating any such description.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.                    Description of Securities

Not Applicable.

Item 5.                    Interests of Named Experts and Counsel

Not Applicable.

Item 6.                    Indemnification of Directors and Officers

Maryland law permits us to include a provision in our charter limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•the director or officer actually received an improper personal benefit in money, property or services; or

•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

We have entered into an indemnification agreement with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                    Exemption from Registration Claimed

Not Applicable.

Item 8.                    Exhibits

Exhibits	Description

4.1

Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland on November 18, 2014 (incorporated by reference from Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated November 18, 2014 and filed with the Securities and Exchange Commission on November 21, 2014 (Commission File No. 001-36739)).

4.2

Amended and Restated Bylaws dated November 21, 2014 (incorporated by reference from Exhibit 3.2 to Registrant’s Current Report on Form 8-K dated November 18, 2014 and filed with the Securities and Exchange Commission on November 21, 2014 (Commission File No. 001-36739)).

4.3

Form of Common Stock Certificate (incorporated by reference from Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated November 18, 2014 and filed with the Securities and Exchange Commission on November 21, 2014 (Commission File No. 001-36739)).

5.1*	Opinion of Venable LLP.

10.1

STORE Capital Corporation 2015 Omnibus Equity Incentive Plan (incorporated by reference from Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated November 20, 2014 and filed with the Securities and Exchange Commission on November 26, 2014 (Commission File No. 001-36739)).

10.2	STORE Capital Corporation 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to Registrant’s Registration

Statement on Form S-11 filed with the Securities and Exchange Commission on September 23, 2014).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Venable LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages hereto).

*       Filed herewith.

Item 9.                    Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) to include any prospectus required by Section 10(a)(3) or the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on December 24, 2014.

STORE CAPITAL CORPORATION

By:	/s/ Christopher H. Volk
Christopher H. Volk, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Christopher H. Volk and Michael T. Bennett and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-8, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER H. VOLK	Director, President and Chief Executive Officer (principal executive officer)	December 24, 2014
Christopher H. Volk

/s/ CATHERINE LONG	Executive Vice President, Chief Financial Officer (principal financial and accounting officer)	December 24, 2014
Catherine Long

/s/ MORTON H. FLEISCHER	Chairman of the Board of Directors	December 24, 2014
Morton H. Fleischer

/s/ MAHESH BALAKRISHNAN
Mahesh Balakrishnan	Director	December 24, 2014

/s/ MANISH DESAI
Manish Desai	Director	December 24, 2014

/s/ KEN LIANG
Ken Liang	Director	December 24, 2014

/s/ RAJATH SHOURIE
Rajath Shourie	Director	December 24, 2014

/s/ DEREK SMITH
Derek Smith	Director	December 24, 2014

/s/ JOSEPH M. DONOVAN
Joseph M. Donovan	Director	December 24, 2014

/s/ QUENTIN P. SMITH, JR.
Quentin P. Smith, Jr.	Director	December 24, 2014

INDEX TO EXHIBITS

Exhibits	Description

4.1

Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland on November 18, 2014 (incorporated by reference from Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated November 18, 2014 and filed with the Securities and Exchange Commission on November 21, 2014 (Commission File No. 001-36739)).

4.2

Amended and Restated Bylaws dated November 21, 2014 (incorporated by reference from Exhibit 3.2 to Registrant’s Current Report on Form 8-K dated November 18, 2014 and filed with the Securities and Exchange Commission on November 21, 2014 (Commission File No. 001-36739)).

4.3

Form of Common Stock Certificate (incorporated by reference from Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated November 18, 2014 and filed with the Securities and Exchange Commission on November 21, 2014 (Commission File No. 001-36739)).

5.1*	Opinion of Venable LLP.

10.1

STORE Capital Corporation 2015 Omnibus Equity Incentive Plan (incorporated by reference from Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated November 20, 2014 and filed with the Securities and Exchange Commission on November 26, 2014 (Commission File No. 001-36739)).

10.2

STORE Capital Corporation 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to Registrant’s Registration Statement on Form S-11 filed with the Securities and Exchange Commission on September 23, 2014).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Venable LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages hereto).

*  Filed herewith.